SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Enzo Biochem, Inc.

(Name of Registrant as Specified In Its Charter)

Harbert Discovery Fund, LP
Harbert Discovery Co-Investment Fund I, LP
Harbert Discovery Fund GP, LLC

Harbert Discovery Co-Investment Fund I GP, LLC

Harbert Fund Advisors, Inc.

Harbert Management Corporation

Jack Bryant

Kenan Lucas

Raymond Harbert

Fabian Blank

Peter J. Clemens, IV

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Harbert Discovery Fund Files Lawsuit Seeking to Hold Enzo Board Accountable for Acts of Entrenchment and Illegal Maneuvers

Details Enzo’s Efforts to Manipulate Corporate Machinery to Disenfranchise Shareholders

Birmingham, AL, February 6, 2020 – Harbert Discovery Fund, LP and Harbert Discovery Co-Investment Fund I, LP (collectively “HDF”), the beneficial owners of more than 11.8% of the outstanding shares of Enzo Biochem, Inc. (NYSE: ENZ) (“Enzo” or the “Company”), today announced that it has filed a complaint in the U.S. District Court for the Southern District of New York asserting direct claims against Enzo and asserting both direct and derivative claims against members of its Board of Directors (the “Board”) (Case 1:20-cv-01021). The complaint alleges that Enzo has engaged in brazen acts of entrenchment and misuse of the corporate machinery in an effort to keep Barry Weiner on the Board after most of Enzo’s shareholders had voted and it had become clear that Weiner would be removed.

Commenting on the complaint, Kenan Lucas, Managing Director and Portfolio Manager of HDF, stated: “Enzo’s refusal to accept the will of its shareholders is highly unfortunate. With this misguided and illegal attempt to disenfranchise shareholders, the Board has proven a willingness to go to any extreme, including violating their own Charter, in an attempt to further entrench themselves. Enzo has turned what should be a fair and equitable process on its head by changing the rules of the game in the final seconds of the fourth quarter. The Company’s actions have left us with no choice but to bring this litigation and seek to defend the rights of shareholders.”

HDF’s complaint details the following:

  By January 28, 2020, three days before the election, with most of the expected votes cast, it was clear that HDF would prevail.

  Unbending to the will of its shareholders – the owners of the Company – the Board took decisive but illegal action.

  Three days before facing imminent defeat at Enzo’s annual shareholder (the “Annual Meeting” or “Meeting”) scheduled for January 31, 2020, the Director Defendants made false and misleading statements in violation of Section 14(a) and Rule 14a-9 of the Securities and Exchange Act (the "Exchange Act"), which were deliberately designed to enable them to change the rules of election and nullify the will of the shareholders so that Defendant Weiner might have a chance to remain on the Company’s board of directors (the “Board”).

  Defendants issued a press release (“January 28 Enzo Press Release”) falsely stating that the Annual Meeting had been delayed for three weeks, until February 25, 2020, purportedly so that shareholders could vote on a proposed By-Law amendment to expand the Board from five to up to seven members. Notwithstanding that announcement, on the morning of January 31, the Company disclosed that the Annual Meeting would be held less than two hours later.

  At 7:07 a.m. on January 31, 2020, Enzo filed a supplement to its proxy statement with the SEC (“January 31 Enzo Proxy”) revealing it had one more trick up its sleeve. Contrary to the announcement in the January 28 Enzo Press Release that the Annual Meeting was delayed, Enzo declared in the January 31 Enzo Proxy that it would in fact convene the Annual Meeting as originally scheduled, less than two hours later, at 9:00 a.m., in New York City (HDF is based in Alabama) and then adjourn and reconvene it on February 25, 2020. This was the first and only notice Enzo shareholders received stating that a meeting would in fact be convened on January 31, 2020 after the previous announcement that the Meeting would be “delayed.”

  Believing that no meeting was to be held on January 31, 2020, HDF did not send a representative to the Yale Club, where the Annual Meeting was held. Had HDF been in attendance, it would have voted the shares and proxies it held to defeat any motion to adjourn and forced the Company to hold the Meeting as planned that day, ensuring the election of its nominees to a five person Board and the defeat of Defendant Weiner.

  In addition to deceiving HDF and other shareholders into not attending the Annual Meeting, the Board engaged in a further act of entrenchment with respect to its proposed By-Law amendment. Article II, Section 2 of the By-Laws fixes the number of board seats at five and the Charter requires a supermajority vote to amend that provision. Notwithstanding that, the Company declared in the January 31 Enzo Proxy that the By-Law provision fixing the number of board seats at five had been – at some point in the past – “inadvertently” placed in the wrong section of the By-Laws and, instead, should have been included in another By-Law provision that required only a majority vote to amend. For reasons explained further in HDF’s complaint, the convenient discovery of this purported mistake in the midst of this contest is another obvious, blatant entrenchment tactic.

  HDF has filed this action to hold the Director Defendants fully accountable for their acts of entrenchment and violation of the federal securities laws, to seek recompense for those actions which have caused HDF hundreds of thousands of dollars in additional, unnecessary legal, proxy and other advisory fees, and to lay a marker so that the Director Defendants’ gamesmanship stops. Should Defendants again seek to manipulate the election, HDF will promptly move this Court to prevent them from doing so.

The full text of Enzo’s complaint is available at https://cureenzo.com/wp-content/uploads/2020/02/HDF-Complaint-2-6-20.pdf..

Please visit our website at www.cureenzo.com to learn more.

Important Information about Participants in a Proxy Solicitation:

Harbert Discovery Fund, LP (“Harbert Discovery”), Harbert Discovery Fund GP, LLC (“Harbert Discovery GP”), Harbert Discovery Co-Investment Fund I, LP (“Harbert Discovery Co-Investment” and together with Harbert Discovery, the “Discovery Funds”), Harbert Discovery Co-Investment Fund I GP, LLC (“Harbert Discovery Co-Investment GP”), Harbert Fund Advisors, Inc. (“HFA”), Harbert Management Corporation (“HMC”), Jack Bryant (“Mr. Bryant”), Raymond Harbert (“Mr. Harbert”) and Kenan Lucas (“Mr. Lucas” and together with Harbert Discovery, Harbert Discovery GP, Harbert Discovery Co-Investment, Harbert Discovery Co-Investment GP, HFA, HMC and Messrs. Bryant and Harbert, the “Harbert Discovery Parties”) (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of Enzo Biochem, Inc. (the “Company”) in connection with the annual meeting of shareholders of the Company (the “Annual Meeting”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants in respect of the Annual Meeting, as they contain important information, including additional information related to the Participants, their nominees for election to the board of directors of the Company and the Annual Meeting. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company’s shareholders and are, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ and are available upon request from the Participants’ proxy solicitor, Okapi Partners, by calling (888) 758-6707 (banks and brokers call collect (212) 297-0720).

Additional information about the Participants can be found on the Definitive Proxy Statement filed by the Participants on December 6, 2019.

About Harbert Discovery Fund (HDF)

HDF invests in a concentrated portfolio of publicly traded small capitalization companies in the US and Canada. We perform significant due diligence on each portfolio company prior to investing. In addition to researching all publicly available information and meeting with management, our diligence includes substantial primary research with industry experts, consultants, bankers, customers and competitors. We often spend months or years researching ideas before making an investment decision and we only invest in companies that we believe are significantly undervalued, and where there is the potential for change to enhance or accelerate value creation. In an effort to unlock this potential value, we seek to work directly with the boards and management teams of our portfolio companies privately and collaboratively, engaging with them on a range of factors including governance, board composition, corporate strategy, capital allocation, strategic alternatives and operations. We have effected positive, fundamental changes at our current and past investments through this behind-the-scenes, constructive approach. HDF currently has board representation at three of our portfolio companies. In each case, changes to the board were agreed upon privately and it is our strong preference in every investment to avoid the unnecessary distractions and costs of a public proxy campaign.

About Harbert Management Corporation (HMC)

HMC is an alternative asset management firm with approximately $7.0 billion in regulatory assets under management as of December 31, 2019. HMC currently sponsors nine distinct investment strategies with dedicated investment teams. Additional information about HMC can be found at www.harbert.net.

Investor Contact

Okapi Partners LLC

Bruce Goldfarb / Chuck Garske / Jason Alexander, 212-297-0720

info@okapipartners.com

Media Contact

Sloane & Company

Dan Zacchei / Joe Germani, 212-486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com